EXHIBIT 23


              Independent Auditors' Consent and Report on Schedules



The Board of Directors
Donegal Group Inc.:


The audits referred to in our report dated March 2, 1999 include the related financial statement schedules as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-1287, 333-06681, 33-26693 and 33-61095) on Form S-8 and registration statement (No. 333-36585) on Form S-3 of Donegal Group Inc. of our report dated March 2, 1999, relating to the consolidated balance sheets of Donegal Group Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Donegal Group Inc.


KPMG LLP

Philadelphia, Pennsylvania
March 26, 1999